Exhibit 99.1

SuRo Capital Corp. Fourth Quarter and Fiscal Year 2021

Preliminary Investment Portfolio Update

Net Asset Value Anticipated to be $11.25 to $12.00 Per Share

September 30, 2021 Net Asset Value of $14.79 Per Share ($12.04 Dividend-Adjusted)

NEW YORK, NY, January 13, 2022 (GLOBE NEWSWIRE) – SuRo Capital Corp. (“SuRo Capital”, the “Company”, “we”, “us”, and “our”) (Nasdaq: SSSS) today provided the following preliminary update on its investment portfolio for the fourth quarter and fiscal year ended December 31, 2021.

“As we have done over the past several quarters, we would like to provide an update on the ongoing activity in our investment portfolio and a preliminary quarter and fiscal year-end update for our shareholders. Based on information presently available, for the quarter and year ended December 31, 2021, we anticipate SuRo Capital’s net asset value to be approximately $11.25 to $12.00 per share, inclusive of $2.75 per share in dividends declared during the fourth quarter,” said Mark Klein, Chairman and Chief Executive Officer of SuRo Capital. SuRo Capital’s net asset value per share as of September 30, 2021 was $14.79 per share, or $12.04 adjusted for $2.75 in dividends declared during the fourth quarter.

Mr. Klein continued, “In 2021, we declared a total of $8.00 per share in dividends, or more than $210.0 million in total distributions, highlighting the most successful year for shareholder return in SuRo Capital’s history. During the year, we monetized over $250.0 million of existing investments and deployed over $80.0 million in new and follow-on investments. As previously noted, we look forward to previewing our 2022 dividend strategy in conjunction with our Q4 earnings in March.”

“Following the $75.0 million 6% Notes raised this quarter, we have over $170.0 million in investable capital. We believe our team is well positioned to continue selectively leveraging our robust investment pipeline. In the fourth quarter, we participated in a follow-on investment in Course Hero, Inc. and made a new investment in Rebric, Inc. (d/b/a Compliable) through SuRo Capital Sports. Moving into 2022, we continue to be opportunistic in seeking out compelling, high-growth companies,” Mr. Klein concluded.

As previously reported, SuRo Capital’s net assets totaled approximately $425.8 million, or $14.79 per share, at September 30, 2021 and approximately $301.6 million, or $15.14 per share, at December 31, 2020. As of December 31, 2021, SuRo Capital’s net asset value is estimated to be between $11.25 and $12.00 per share. This range includes a customary discount to the year-end pricing of certain public common shares in our investment portfolio subject to lock-up provisions at year-end.

As of December 31, 2021, there were 31,118,556 shares of the Company’s common stock outstanding.

Investment Portfolio Update

At December 31, 2021, SuRo Capital held positions in 38 portfolio companies – 31 privately-held and 7 publicly-held, some of which may be subject to certain lock-up provisions.

During the three months ended December 31, 2021, SuRo Capital made the following investments:

Portfolio Company	Investment	Transaction Date	Amount
Course Hero, Inc.(1)	Series C Preferred Shares	11/5/2021	$10.0 million
SuRo Capital Sports, LLC(2)	Series Seed-4 Preferred Shares	10/12/2021	$1.0 million

(1)	Represents a follow-on investment.
(2)	Represents an investment in Rebric, Inc. (d/b/a Compliable).

During the three months ended December 31, 2021, SuRo Capital exited or received proceeds greater than $1.0 million from the following investments:

Portfolio Company	Transaction Date	Shares Sold	Average Net Share Price(1)	Net Proceeds	Realized Gain
Coursera, Inc.(2)	Various	1,509,090	$34.35	$51.8 million	$42.4 million
NewLake Capital Partners, Inc.(3)	Various	167,755	$28.30	$4.7 million	$1.4 million
Tynker (f/k/a Neuron Fuel Inc.)	12/6/2021	534,162	$5.44	$2.9 million(4)	$2.6 million(4)

(1)	The average net share price is the net share price realized after deducting all commissions and fees on the sale(s), if applicable.
(2)	As of November 4, 2021, all shares of Coursera, Inc. had been sold.
(3)	As of December 31, 2021, SuRo Capital held 278,471 remaining NewLake Capital Partners, Inc. common shares.
(4)	Net proceeds includes approximately $0.4 million in additional proceeds held in escrow.

Preliminary Estimates and Guidance

The preliminary financial estimates provided herein are unaudited and have been prepared by, and are the responsibility of, the management of SuRo Capital. Neither our independent registered public accounting firm, nor any other independent accountants, have audited, reviewed, compiled, or performed any procedures with respect to the preliminary financial data included herein. Actual results may differ materially.

The Company expects to announce its fourth quarter and fiscal year ended December 31, 2021 results in March 2022.

Forward-Looking Statements

Statements included herein, including statements regarding SuRo Capital's beliefs, expectations, intentions, or strategies for the future, may constitute "forward-looking statements". SuRo Capital cautions you that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected or implied in these statements. All forward-looking statements involve a number of risks and uncertainties, including the impact of the COVID-19 pandemic and any market volatility that may be detrimental to our business, our portfolio companies, our industry, and the global economy, that could cause actual results to differ materially from the plans, intentions, and expectations reflected in or suggested by the forward-looking statements. Risk factors, cautionary statements, and other conditions which could cause SuRo Capital's actual results to differ from management's current expectations are contained in SuRo Capital's filings with the Securities and Exchange Commission. SuRo Capital undertakes no obligation to update any forward-looking statement to reflect events or circumstances that may arise after the date of this press release.

About SuRo Capital Corp.

SuRo Capital Corp. (Nasdaq: SSSS) is a publicly traded investment fund that seeks to invest in high-growth, venture-backed private companies. The fund seeks to create a portfolio of high-growth emerging private companies via a repeatable and disciplined investment approach, as well as to provide investors with access to such companies through its publicly traded common stock. SuRo Capital is headquartered in New York, NY. Connect with the company on Twitter, LinkedIn, and at www.surocap.com.

Contact

SuRo Capital Corp.

(650) 235-4769

IR@surocap.com

Media Contact

Bill Douglass

Gotham Communications, LLC

Communications@surocap.com